Exhibit 10.35

                 Agreement between One Source Technologies, Inc.
                      and Partners Resource Management, LLC

This Agreement ("Agreement") is entered into on February 13, 2003, by and between OneSource Technologies, Inc., with offices at 7419 East Helm Drive, Scottsdale, Arizona 85260 (hereinafter referred to as OneSource) and Partners Resource Management, LLC, an independent contractor located at 9414 East Sutherland Way, Scottsdale, AZ 85262 (hereinafter referred to as "PRM").

Whereas, OneSource desires to employ the services available through PRM; and Whereas, PRM is qualified and willing to render such services; the parties hereto agree as follows:

I.   Term of Agreement

This appointment becomes effective February 13, 2003 and shall be in effect for ninety (90) days unless terminated as stipulated in this Agreement. The agreement is automatically renewable in ninety (90) day increments unless terminated as stipulated in this Agreement.

II.  Services

PRM will provide Executive Management Services for OneSource in the areas of Operations, Sales and Finance and any other areas mutually agreed to by OneSource and PRM. Initially, these services will be provided by Michael Hirschey, Stephen McEvoy, Sherman (Spike) Kasper and Len Ksobiech. PRM reserves the right to change personnel and their level of service as needed and agreed to by OneSource.

III. Opportunity

As part of OneSource's refocus, returning to profitability and expansion plans, the Directors of OneSource have engaged the services of PRM to assist in those plans. As a team, PRM has a substantial background in the equipment service and maintenance industry and is well equipped to direct the growth phase of OneSource. Initially, PRM has agreed to accept cash compensation at a rate of less than 25% of their current market value and also an equity stake in OneSource to bridge the gap in PRM's cash compensation, as described in Attachment 1.

IV.  Fees

OneSource agrees to compensate PRM on a retainer basis at a rate of Fourteen Thousand ($14,000.00) dollars per month. PRM will invoice OneSource at the beginning of each month and OneSource will pay prior to the tenth of each month for that month's related services. All expenses, such as airfare, hotel and meals, pre-approved by OneSource, will be billed as a separate line item on each invoice, along with any extraordinary approved material expenses. Sub-contracting of Subject Matter Experts ("SME") that may be required to fulfill a request for OneSource will be billed outside of the retainer fee, upon authorization from OneSource, and will also be included on PRM's monthly invoice as a separate line item.

The retainer fee may be adjusted either higher or lower based on the level of services required by OneSource. Any adjustments to the retainer will require written approval from OneSource and PRM will provide a minimum of five (5) days written notice prior to any adjustment taking place.

In addition to the cash compensation noted above, OneSource will also grant nine million (9,000,000) common shares of OneSource as described in Attachment A.

Additional projects including but not limited to financing, mergers or acquisitions, agreed to by OneSource and PRM will be identified as amendments to this Agreement and will be compensated to PRM independent of the monthly retainer noted above as indicated in Attachment B.

V.   General Terms

OneSource agrees to indemnify and hold harmless PRM from any and all claims, judgments or costs, including reasonable attorney's fees, that OneSource may incur by reason of defending any claim or legal action in which PRM may become involved by reason of any contract between OneSource and its customers. However, OneSource's obligation to indemnify and hold harmless PRM shall not apply with respect to any gross negligence or wrongful conduct, including breach of this Agreement, by PRM or its agents or employees. PRM agrees to indemnify and hold OneSource harmless from any and all claims, judgments or costs, including reasonable attorney's fees, that OneSource may incur by reason of defending any claim or legal action in which OneSource may become involved by reason of any action brought against PRM. This Agreement is only one of Client and Contractor and does not create an employment relationship.

OneSource agrees to make payments for all services and charges provided under the terms of this Agreement in United States Dollars and this Agreement supersedes any and all previous written and verbal agreements.

Notices to PRM should be sent to the following address:

Michael Hirschey
Partners Resource Management, LLC
9414 East Sutherland Way
Scottsdale, AZ 85262

Notices to OneSource shall be sent to the following address:

OneSource Technologies, Inc.
7419 East Helm Drive
Scottsdale, AZ 85260

VI.  Termination

Any party hereto may terminate this  Agreement,  without cause, by giving thirty
(30) days written notice thereof by certified mail or registered mail to the other party. OneSource may immediately terminate this Agreement, with cause, by giving written notice thereof by certified mail or registered mail to PRM. OneSource and PRM's rights, duties, and responsibilities as set forth in this Agreement will continue in full force and effect during any notice period. This termination applies to either this entire Agreement, or any one Project Agreement, and shall be specified in the written termination notice.

VII. Amendments

Any amendments or modifications to the Agreement shall be invalid unless made in
writing  and  executed  by  the  parties  to  this   Agreement   or   authorized
representatives thereof.

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


VIII. Jurisdiction and Choice of Law

The State and Federal courts of the State of Arizona shall have exclusive jurisdiction over all controversies that may arise in any manner under this Agreement, and PRM consents to the jurisdiction of such courts. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona.


In Witness whereof, the parties hereto have set their hands by there duly authorized agents:

On Behalf of PRM:


     Michael Hirschey
     ---------------------             -----------------------        ----------
     NAME                              SIGNATURE / TITLE              DATE


On Behalf of OneSource Technologies, Inc.:


     ---------------------             -----------------------        ----------
     NAME                              SIGNATURE / TITLE              DATE


Both parties agree that a signed facsimile copy of this agreement will be legally binding.

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

                                  ATTACHMENT A


I.  GRANT OF COMMON STOCK

OneSource agrees to grant nine million (9,000,000) shares of OneSource Common Stock based on the following vesting schedule:

Common Shares vested ("earned") at the commencement of the Engagement is 3,000,000.

Common Shares vested ("earned") at the end of Year 1 (2003) assuming Requirement A is met is an additional 3,000,000 bringing the total vested to 6,000,000.

Common Shares vested ("earned") at the end of Year 2 (2004) assuming Requirement B is met is an additional 3,000,000 bringing the total vested to 9,000,000.

For purposes of these Requirements A and B, 2,000,000 Common Shares in each year are allocated to the Gross Revenue portion of the Requirement and 1,000,000 Common Shares shall be allocated to the Operating Profit component of the Requirement. Should Requirement A not be met or exceeded, the amount of shares vested will be equal to the prorated amount (up to 150%) of the Requirement that is met. For example, in Year 2003 if the actual Revenue is $4,231,185 (10% growth) and Pre-Tax Operating Profit is $150,000, then 1/2 of the allocated shares will vest. (i.e. 2,000,000 x 1/2 = 1,000,000 shares vest for Revenue Requirement and 1,000,000 x 1/2 = 500,000 shares vest for the Operating Income Requirement for a total of 1,500,000 vested shares overall for Requirement A). The total number of Common Shares vesting will be capped at 9,000,000 Common Shares.

Should an acquisition, merger or other change of majority control occur within OneSource while this Agreement is in effect, all 9,000,000 Common Shares shall be deemed vested.

                                                            Requirement A    Requirement B
                                          Base Year Budget  Actual Results   Actual Results
                                              2003                2003            2004
                                          ----------------  --------------   --------------
Minimum Gross Revenues                     $3,846,532        $4,615,838      $5,769,798
Growth Percentage over prior year                                   20%             25%
(2/3 weighting or 2,000,000 Common Shares)

Minimum Pre-Tax Operating Income           $  100,000        $  300,000      $   480,000
Growth Percentage over prior year                                  200%             60%
(1/3 weighting or 1,000,000 Common Shares)

All Common shares will be granted at the commencement of the Engagement and deemed vested for voting purposes. Each Requirement is treated independent such that if all of Requirement A is not achieved, it is still possible to achieve 100% of Requirement B by meeting the Growth Percentages shown.

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

                                  ATTACHMENT B


OTHER FEES

A fee will also be earned by PRM for other activities performed such as but not limited to, Fund Raising efforts, Mergers or Acquisitions, or other standard commissionable sales activities. The fees for each are shown below:

Fund Raising in the form of either debt or equity:

6% of the amount raised up to $1,000,000
5% of the amount raised over $1,000,000 and less than $2,000,000
4% of any amount raised over $2,000,000


Merger or Acquisition:

5% of the total value of the Transaction up $5,000,000
4% of the total value of the Transaction over $5,000,000 and less than
   $15,000,000
3% of the total value of the Transaction over $15,000,000


Commissionable Sales:

Commissions will be paid to PRM at the current rates paid to employees of OneSource under their standard Compensation Plan

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